UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Schedule 14A

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Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

A SPAC I Acquisition Corp.
(Name of Registrant as Specified in its Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

A SPAC I Acquisition Corp.

Level 39, Marina Bay Financial Centre,

Tower 2, 10 Marina Boulevard,

Singapore 018983

SUPPLEMENT TO

PROXY STATEMENT DATED JANUARY 17, 2023

FOR EXTRAORDINARY GENERAL MEETING

OF

A SPAC I CORP.

Dear Shareholders of A SPAC I Acquisition Corp:

You previously received definitive proxy materials dated January 17, 2023 (the “Proxy Statement”) in connection with the extraordinary general meeting of A SPAC I Acquisition Corp., a British Virgin Islands business company (the “Company”, “we”, “us” or “our”), to be held on February 2, 2023 at 9:30 A.M., Eastern time, at the offices of Loeb & Loeb LLP, located at 345 Park Avenue, New York, New York 10154, and virtually via live webcast at https://www.cstproxy.com/aspaciacquisition/2023 (the “general meeting”). The general meeting was adjourned to February 13, 2023 at 11:00 a.m. New York time at the same place, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned, and will be available to attend via teleconference. The purpose of this document is to supplement the Proxy Statement with certain new and/or revised information as follows:

Change in Terms for Extension. The sponsor has decided to change the amount to be deposited into trust in connection with any additional one (1) month extension. Previously, for each additional one month extension up to October 17, 2023, the Company would be required to deposit $0.05 per non-redeeming share for the first six one-month extensions and $0.06 per non-redeeming share for the last two one-month extensions. Instead of such amounts, $90,000 will be deposited for each one (1) month extension, regardless of non-redeeming shares in connection with the shareholder vote. Assuming no redemptions, the $90,000 would be equivalent to $0.013 per share being deposited each month. As of December 31, 2022, there was approximately $70.96 million in the Trust Account. If the Charter Amendment Proposal is approved and the Company extends the Combination Period up to October 17, 2023, with eight (8) one-month extensions after February 17, 2023, based on the Trust Account balance as of December 31, 2022 and assuming no redemptions, the redemption price per share at the meeting for the Business Combination or the Company’s subsequent liquidation will be approximately $10.38 per share (without taking into account any interest), but net of taxes payable as per the Company’s Amended & Restated Memorandum of Association.

Postponement of Extraordinary General Meeting and Extension of Redemption Deadline. Due to the changes described above, the Company has adjourned the extraordinary general meeting to February 13, 2023 at 11:00 A.M. Eastern time. Shareholders will have until February 10, 2023 to submit a proxy or to revoke a previously-given proxy.

The deadline for submission of public shares for redemption has been extended to 5:00 p.m. Eastern time on February 9, 2023.

Except as set forth herein, all other information in the Proxy Statement remains unchanged. If you have previously-submitted a proxy or tendered your shares for redemption in accordance with the procedures set forth in the Proxy Statement and you do not wish to make any changes, you do not need to do anything further.

This Proxy Supplement is Dated February 2, 2023